Exhibit 99.1

Farmer Bros. Co. Reports Third Quarter Results

TORRANCE, Calif—(GLOBE NEWSWIRE)—May 10, 2011—Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss of $13.2 million, or $0.87 per common share, for its fiscal third quarter ended March 31, 2011, compared with a net loss of $6.6 million, or $0.44 per common share, for its prior year fiscal third quarter. For the nine months ended March 31, 2011, the Company reported a net loss of $32.0 million, or $2.13 per common share, compared with a net loss of $3.0 million, or $0.20 per common share, for the nine months ended March 31, 2010.

Net sales for the third quarter of fiscal 2011 increased $5.7 million, or 5%, to $116.7 million from $111.0 million in the third quarter of the prior fiscal year. Net sales for the first nine months of fiscal 2011 increased $1.3 million, or 0.4%, to $344.7 million from $343.4 million during the first nine months of the prior fiscal year. The increases in net sales were primarily due to increases in the list prices of our coffee, cappuccino, cocoa and selected spice products offset in part by the effect of a decrease in the number of customers who purchased our products as compared to the same periods in the prior year.

Cost of goods sold in the third quarter of fiscal 2011 increased $13.1 million, or 21%, to $74.9 million, or 64% of sales, from $61.7 million, or 56% of sales, in the third quarter of the prior fiscal year. Cost of goods sold in the first nine months of fiscal 2011 increased $25.2 million, or 13%, to $213.9 million, from $188.7 million in the first nine months of fiscal 2010, primarily due to (1) increased raw material costs including a 78% increase in the cost of green coffee beans since the start of the current fiscal year, which has only been partly offset by price increases for finished goods, (2) increased coffee brewing equipment and service costs, and (3) changes in the mix of our customers and the products we sell to them.

Gross profit in the fiscal third quarter ended March 31, 2011 decreased $7.4 million, or 15%, to $41.9 million, as compared to $49.3 million during the fiscal third quarter ended March 31, 2010. There was a $0.90 per pound increase in the list price of coffee products effective March 2011. Gross margin decreased to 36% in the three months ended March 31, 2011 from 44% in the comparable period in the prior fiscal year. Gross profit during the first nine months of fiscal 2011 decreased $23.8 million, or 15%, to $130.8 million, as compared to $154.6 million during the first nine months of fiscal 2010. Gross margin decreased to 38% in the first nine months of fiscal 2011 from 45% in the first nine months of fiscal 2010.

In the third quarter of fiscal 2011, operating expenses decreased $2.2 million, or 4%, to $56.3 million, or 48% of sales, from $58.5 million, or 53% sales, in the third quarter of fiscal 2010. During the first nine months of fiscal 2011, operating expenses decreased $3.7 million, or 2%, to $167.8 million, or 49% of sales, as compared to $171.5 million, or 50% of sales, in the first nine months of fiscal 2010. The reduction in operating expenses in the three and nine months ended March 31, 2011, as compared to the same periods in the prior year, was primarily due to lower payroll and related expenses resulting from a reduction in number of employees offset in part by higher freight and fuel costs, and severance costs. Operating expenses in the three and nine months ended March 31, 2011 include severance costs of $1.6 million. During the third quarter of fiscal 2011, we realigned our sales division and reduced headcount by approximately 80 full-time employees.

“The substantial price increases and cost reduction actions we recently implemented should help to stabilize our financial outlook in a volatile coffee market,” said Interim Co-CEO and CFO Jeffrey Wahba.

Total other income in the three and nine months ended March 31, 2011 was $1.3 million and $5.6 million, respectively, as compared to $2.5 million and $11.3 million, respectively, in the three and nine months ended March 31, 2010. These changes were primarily due to higher interest expense and lower net realized and unrealized gains on a smaller investment portfolio in the three and nine months ended March 31, 2011, as compared to the three and nine months ended March 31, 2010.

During the three and nine months ended March 31, 2011, we recorded income tax expense of $0.1 million and $0.5 million compared to income tax benefit of $0.2 million and $2.7 million, respectively, recorded during the three and nine months ended March 31, 2010. Income tax expense in the nine months ended March 31, 2011 includes no benefit from the pretax loss because of a $12.9 million increase in the Company’s valuation allowance related to its deferred tax assets during the same period.

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to institutional food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product line includes roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the Company’s failure to realize synergies from the integration of the CBI and DSD Coffee Business acquisitions, the Company’s ability to refinance or replace its existing credit facility upon expiration, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, the impact of global climate change or legal or regulatory responses to such changes, changes in the quality or dividend stream of the third parties’ securities and other investment vehicles in which the Company has invested its assets, as well as other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Net sales	$116,732	$111,002	$344,702	$343,354
Cost of goods sold	74,871	61,741	213,880	188,697

Gross profit	41,861	49,261	130,822	154,657

Selling expenses	43,311	46,771	130,098	135,737
General and administrative expenses	13,013	11,778	37,749	35,809

Operating expenses	56,324	58,549	167,847	171,546

Loss from operations	(14,463)	(9,288)	(37,025)	(16,889)

Other income (expense)
Dividend income	531	849	2,128	2,382
Interest income	32	73	144	1,101
Interest expense	(529)	(290)	(1,412)	(1,455)
Other income	1,289	1,871	4,690	9,237

Total other income, net	1,323	2,503	5,550	11,265

Loss before taxes	(13,140)	(6,785)	(31,475)	(5,624)
Income tax expense (benefit)	56	(210)	506	(2,665)

Net loss	$(13,196)	$(6,575)	$(31,981)	$(2,959)

Basic and diluted net loss per common share	$(0.87)	$(0.44)	$(2.13)	$(0.20)

Weighted average common shares outstanding – basic and diluted	15,101,746	14,889,513	15,035,759	14,815,214
Cash dividends declared per common share	$0	$0.115	$0.175	$0.345

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241

3